UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

February 14, 2023

Newmont Corporation

(Exact name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-31240

(Commission File Number)

84-1611629

(I.R.S. Employer Identification No.)

6900 E. Layton Avenue, Denver, CO 80237

(Address of principal executive offices) (zip code)

(303) 863-7414

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $1.60 per share	NEM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Appointment of Certain Officers.

On February 14, 2023, Newmont Corporation (the “Company” or “Newmont”) announced that Natascha Viljoen will join the Company’s Executive Leadership Team as Executive Vice President and Chief Operating Officer upon completion of her notice period of up to 12 months. Ms. Viljoen, age 52, is a seasoned industry leader with over 30 years of experience across a diverse range of commodities. She has served as the Chief Executive Officer of Anglo American’s platinum business in South Africa since 2020, a role including responsibility for managing a team of more than 25,000 employees and six owned and joint venture mining operations with an integrated value chain and down-stream processing across two countries. Prior to that role, Ms. Viljoen held a series of operating and technical positions within the organization, including as Group Head of Processing. Prior to joining Anglo American, she spent six years at Lonmin, where she served on the executive committee as Executive Vice President of Processing, also with responsibility for several wider corporate functions, including sustainability. Ms. Viljoen is a metallurgical engineer and holds a Bachelor of Engineering from North West University in South Africa and an Executive MBA from the University of Cape Town, South Africa.

Upon completion of the notice period and a planful transition at a date to be subsequently determined by the Company, Rob Atkinson, Executive Vice President and Chief Operating Officer, will transition from his current role into a new executive leadership role, reporting directly to Newmont’s President and Chief Executive Officer, focused on driving strategic initiatives to strengthen Newmont’s responsible gold leadership position.

In the Executive Vice President and Chief Operating Officer position with the Company, Ms. Viljoen will have a base salary of $850,000, and be eligible for annual short-term incentives (cash bonus) and long term incentives (equity bonus) pursuant to the terms of the Senior Executive Compensation Program of the Company at the E3 level. Ms. Viljoen’s cash bonus incentives and long-term incentives will be delivered according to the Company’s incentive programs as described in the Company’s most recent Annual Proxy Statement filed with the SEC. For Ms. Viljoen, the long-term equity bonus incentives include both Performance-Leveraged Stock Units (“PSUs”) at target level of 252% of base salary and Restricted Stock Units (“RSUs”) at target level of 126% of base salary. The PSU and RSU awards will be delivered according to the terms of the Company’s Senior Executive Compensation Program. Ms. Viljoen will be eligible for other executive benefits as described in the Company’s Annual Proxy Statement, and will also be eligible for the Executive Change of Control Plan and the Executive Severance Plan of the Company. She will also receive a relocation benefits and tax consultation benefits associated with her relocation. It is expected that Ms. Viljoen will also receive sign-on compensation to address compensation forfeited due to her departure from her previous employer, which, once finalized, will be disclosed by the Company in a subsequent filing. There is no other arrangement or understanding between Ms. Viljoen and any other persons pursuant to which she will be appointed as the Executive Vice President and Chief Operating Officer of the Company. Ms. Viljoen does not have a family relationship with any member of the Board of Directors or any executive officer of the Company, and Ms. Viljoen has not been a participant or had any interest in any transaction with the Company that is reportable under Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit
99.1	News Release, dated February 14, 2023.
104	Cover page interactive data file (embedded with the inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

By:	/s/ Logan Hennessey
Name:	Logan Hennessey
Title:	Vice President, Associate General Counsel and Corporate Secretary

Dated: February 14, 2023